Exhibit 3.3

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIRECT SELLING ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

DIRECT SELLING ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is “Direct Selling Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 2021 (the “Original Certificate”). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 27, 2023 (the “Amended and Restated Certificate of Incorporation” or “Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Section 4.3(b)(i) of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced as follows:

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of the business combination or otherwise automatically on the closing of the business combination.

IN WITNESS WHEREOF, Direct Selling Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 28th day of March 2024.

DIRECT SELLING ACQUISITION CORP.

By:	/s/ Dave Wentz
Name:	Dave Wentz
Title:	Chairman and Chief Executive Officer